FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
October 25, 2012	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Third Quarter Production Results Up

Salt Lake City, October 25, 2012 – FX Energy, Inc. (NASDAQ: FXEN) today reported third quarter 2012 production of 1.2 billion cubic feet of gas equivalent (Bcfe), compared to 1.1 billion cubic feet equivalent (Bcfe) during the third quarter of 2011.  Total production for the first nine months of 2012 was 3.5 billion cubic feet of gas equivalent (Bcfe), compared to 3.3 billion cubic feet equivalent (Bcfe) during the first nine months of 2011.

Daily production for the third quarter of 2012 was approximately 13.2 Mmcfe/d, compared to 12.0 Mmcfe/d during the same quarter of 2011, an increase of 10%.  Third quarter 2012 production would have averaged nearly 14.0 Mmcfe/d but for the unexpected shut down of the Company’s Zaniemysl well for nearly a month for unscheduled maintenance.

Production for the first nine months of 2012 was approximately 12.8 Mmcfe/d, compared to approximately 12.0 Mmcfe/d during the first nine months of 2011, an increase of 7%.  Production at October 20, 2012, was approximately 13.7 Mmcfe/d.

“We are pleased to have achieved a production increase for both the quarter and the nine month period,” said Clay Newton, Vice President of Finance.  “With our Winna Gora well starting production later this quarter we could see our average daily production for the full fourth quarter at approximately 14 Mmcfe/d.  This growing production is a critical source of support for our expanded exploration and development program in Poland.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.